Exhibit 10.1

FIRST AMENDMENT TO
SOTHEBY’S HOLDINGS, INC.
2003 RESTRICTED STOCK PLAN

THIS FIRST AMENDMENT to the Sotheby’s Holdings, Inc. 2003 Restricted Stock Plan (the “First Amendment”), dated the 5th day of August, 2004, is adopted by Sotheby’s Holdings, Inc. (the “Corporation”).

RECITALS:

A. The Sotheby’s Holdings, Inc. 2003 Restricted Stock Plan (the “Plan”) was adopted by the Compensation Committee of the Board of Directors of the Corporation on February 18, 2003 and approved by the shareholders of the Corporation at the Corporation’s 2003 Annual Meeting of Shareholders on April 29, 2003.

B. Pursuant to Section 8.1 of the Plan, the Corporation has the authority to amend the Plan. The Corporation desires to and does hereby amend the Plan as hereinafter set forth, to clarify that shares of Restricted Stock that are withheld to satisfy tax withholding obligations are considered to be surrendered by the holder and therefore will be eligible for reissuance under the Plan.

NOW, THEREFORE, Section 4.2 of the Plan is hereby amended by adding the following sentence at the end of thereof:

“If a Participant elects or is deemed to have elected to have shares of Restricted Stock withheld in satisfaction of withholding tax obligations prior to the vesting of such shares at any time prior to April 29, 2013, the withheld shares of Restricted Stock shall, for purposes of this Section 4.2, be considered to have been surrendered before the Period of Restriction has been satisfied and shall therefore again be available for Awards subsequently granted under the Plan.”

IN WITNESS WHEREOF, this Amendment is hereby executed as of the day and year first above written.

SOTHEBY’S HOLDINGS, INC.
By:
Its: